Exhibit 99.1
Stacey Dwyer, EVP
301 Commerce Street, Ste. 500,
Fort Worth, Texas 76102
817-390-8200
April 30, 2010
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2010 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND
Fiscal 2010 Second Quarter Highlights — as compared to the year ago quarter
•	Net income of $11.4 million, compared to a net loss of $108.6 million
•	Gross margin on home sales increased 470 basis points to 18.0%
•	Net sales orders increased 55% to 6,438 homes
•	Closings increased 19% to 4,260 homes
•	Backlog increased 38% to 6,314 homes
•	Homebuilding debt to total capitalization (net of cash and marketable securities) improved 1,200 basis points to 22.2%
FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported net income for its second fiscal quarter ended March 31, 2010 of $11.4 million, or $0.04 per diluted share, compared to a net loss of $108.6 million, or $0.34 per diluted share, in the same quarter of fiscal 2009. Homebuilding revenue for the second quarter of fiscal 2010 increased 16% to $896.8 million, from $775.3 million in the same quarter of fiscal 2009. Homes closed increased 19% to 4,260 homes, from 3,585 homes in the same quarter of fiscal 2009.
For the six months ended March 31, 2010, the Company reported net income of $203.4 million, or $0.61 per diluted share, compared to a net loss of $171.1 million, or $0.54 per diluted share in the same period of fiscal 2009. The six-month results included a tax benefit of $148.6 million, compared to a tax provision of $6.8 million in the same period of the prior year. Homebuilding revenue for the six months ended March 31, 2010 increased 20% to $2.0 billion, from $1.7 billion in the same period of fiscal 2009. Homes closed in the six-month period increased 28% to 9,789 homes, from 7,653 homes closed in the same period of fiscal 2009.

Net sales orders for the second quarter increased 55% to 6,438 homes ($1.3 billion), from 4,160 homes ($844.5 million) in the same quarter of fiscal 2009. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the second quarter of fiscal 2010 was 21%. Net sales orders for the first six months of fiscal 2010 increased 51% to 10,475 homes ($2.2 billion), from 6,937 homes ($1.4 billion) in the same period of fiscal 2009. The Company’s sales order backlog of homes under contract at March 31, 2010 increased 38% to 6,314 homes ($1.3 billion), from 4,581 homes ($963.0 million) at March 31, 2009.
The Company’s homebuilding unrestricted cash and marketable securities at March 31, 2010 totaled $1.8 billion. Net cash provided by operating activities for the first six months of fiscal 2010 was $427.8 million, which was primarily due to the federal income tax refunds received during the period.
During the second quarter, the Company repaid the outstanding principal of $130.9 million of its 4.875% senior notes at their maturity in January, and it redeemed the remaining $95.0 million of its 5.875% senior notes due 2013 in February. Also during the quarter, the Company repurchased a total of $139.4 million principal amount of its outstanding senior notes. Fiscal year-to-date homebuilding debt reductions total $524.8 million.
The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on May 24, 2010 to stockholders of record on May 14, 2010.
Donald R. Horton, Chairman of the Board, said, “We are pleased to report a quarterly profit for the second consecutive quarter. Our homes closed increased 19% over the prior year while our homes gross margin improved 90 basis points sequentially to 18.0%. Our homebuilding SG&A dollars increased only 1% from the year ago quarter while homebuilding revenues increased 16%. Our balance sheet remains strong with homebuilding cash and marketable securities of $1.8 billion and net homebuilding leverage improving to 22.2%.

“Our focus on providing affordable homes enabled us to take advantage of the spring selling season demand, resulting in 6,438 net sales orders for the quarter, an increase of 55% from the year ago quarter and 59% sequentially.
“Market conditions in the homebuilding industry are still challenging, with rising foreclosures, significant existing home inventory levels, high unemployment, tight mortgage lending standards, the expiration of certain government support for the housing and mortgage markets and weak consumer confidence. However, new home inventory remains low, interest rates are favorable and housing affordability is near record highs. We will continue to focus on providing affordable homes for the first-time buyer, controlling our costs and contracting for new communities with attractively priced finished lots while maintaining our strong balance sheet.”
The Company will host a conference call today (Friday, April 30th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-0778, and the call will also be webcast from www.drhorton.com on the “Investor Relations” page.
D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 18,839 homes closed in the twelve-month period ended March 31, 2010. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 71 markets in 26 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $700,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our belief that market conditions will remain challenging. The forward-looking statements also include our continued

focus on providing affordable homes for the first-time buyer, controlling our costs, contracting for communities with attractively priced finished lots and maintaining a strong balance sheet. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; the continuing constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing, increases in mortgage interest rates and the effects of expiring government programs, such as the homebuyer federal tax credit scheduled to end in our third quarter of fiscal 2010; the limited success of our strategies in responding to adverse conditions in the industry; a return of an inflationary environment; changes in general economic, real estate and other business conditions; the risks associated with our inventory ownership position in changing market conditions; supply risks for land, materials and labor; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; the uncertainties inherent in home warranty and construction defect claims matters; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred tax asset; and the utilization of our tax losses could be substantially limited if we experienced an ownership change as defined in the Internal Revenue Code. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s current report on Form 8-K dated February 8, 2010, which updated our annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, all which are filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2010	2009
		(Adjusted)
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,612.8	$1,922.8
Marketable securities, available-for-sale	198.7	—
Restricted cash	50.3	55.2
Inventories:
Construction in progress and finished homes	1,636.7	1,446.6
Residential land and lots — developed and under development	1,554.8	1,643.3
Land held for development	564.9	562.5
Land inventory not owned	7.1	14.3

	3,763.5	3,666.7
Income taxes receivable	29.4	293.1
Deferred income taxes, net of valuation allowance of $894.1 million and $1,073.9 million at March 31, 2010 and September 30, 2009, respectively	—	—
Property and equipment, net	57.1	57.8
Other assets	414.3	433.0
Goodwill	15.9	15.9

	6,142.0	6,444.5

Financial Services:
Cash and cash equivalents	26.8	34.5
Mortgage loans held for sale	237.1	220.8
Other assets	53.4	57.0

	317.3	312.3

	$6,459.3	$6,756.8

LIABILITIES
Homebuilding:
Accounts payable	$232.4	$216.8
Accrued expenses and other liabilities	949.4	932.0
Notes payable	2,551.8	3,076.6

	3,733.6	4,225.4

Financial Services:
Accounts payable and other liabilities	54.1	62.1
Mortgage repurchase facility	77.7	68.7

	131.8	130.8

	3,865.4	4,356.2

EQUITY
Common stock	3.2	3.2
Additional paid-in capital	1,884.4	1,871.1
Retained earnings	792.8	613.2
Treasury stock, at cost	(95.7)	(95.7)
Accumulated other comprehensive loss	(0.2)	—

	2,584.5	2,391.8
Noncontrolling interests	9.4	8.8

	2,593.9	2,400.6

	$6,459.3	$6,756.8

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2010	2009	2010	2009
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$894.8	$770.7	$2,003.0	$1,656.4
Land/lot sales	2.0	4.6	2.7	19.2

	896.8	775.3	2,005.7	1,675.6

Cost of sales:
Home sales	733.7	667.9	1,652.5	1,416.4
Land/lot sales	1.5	4.3	2.1	16.0
Inventory impairments and land option cost write-offs	2.4	48.1	3.6	104.4

	737.6	720.3	1,658.2	1,536.8

Gross profit:
Home sales	161.1	102.8	350.5	240.0
Land/lot sales	0.5	0.3	0.6	3.2
Inventory impairments and land option cost write-offs	(2.4)	(48.1)	(3.6)	(104.4)

	159.2	55.0	347.5	138.8

Selling, general and administrative expense	128.7	126.9	257.1	253.9
Interest expense	22.7	23.1	49.6	48.7
Gain on early retirement of debt, net	—	(2.2)	(1.6)	(8.4)
Other (income)	(3.3)	(2.2)	(4.8)	(6.4)

Operating income (loss) from Homebuilding	11.1	(90.6)	47.2	(149.0)

Financial Services:
Revenues, net of recourse and reinsurance expense	16.7	2.7	39.9	20.4
General and administrative expense	17.4	17.2	36.0	40.4
Interest expense	0.2	0.3	0.7	1.0
Interest and other (income)	(1.9)	(2.4)	(4.4)	(5.7)

Operating income (loss) from Financial Services	1.0	(12.4)	7.6	(15.3)

Income (loss) before income taxes	12.1	(103.0)	54.8	(164.3)
Provision for (benefit from) income taxes	0.7	5.6	(148.6)	6.8

Net income (loss)	$11.4	$(108.6)	$203.4	$(171.1)

Basic:
Net income (loss) per share	$0.04	$(0.34)	$0.64	$(0.54)

Weighted average number of common shares	318.1	316.8	317.9	316.7

Diluted:
Net income (loss) per share	$0.04	$(0.34)	$0.61	$(0.54)

Numerator for diluted income (loss) per share after assumed conversions	$11.4	$(108.6)	$218.2	$(171.1)

Adjusted weighted average number of common shares	319.0	316.8	356.7	316.7

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$25.7	$27.6	$57.4	$58.7

Depreciation	$3.8	$6.5	$8.7	$14.7

Interest incurred	$45.9	$50.5	$96.3	$107.9

D.R. HORTON, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

Six Months Ended
March 31, 2010
(In millions)
Operating Activities
Net income	$203.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8.7
Amortization of discounts and fees	14.1
Stock option compensation expense	6.5
Income tax benefit from stock option exercises	(2.9)
Gain on early retirement of debt, net	(1.6)
Inventory impairments and land option cost write-offs	3.6
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(191.1)
Decrease in residential land and lots — developed, under development, and held for development	83.1
Decrease in other assets	21.0
Decrease in income taxes receivable	263.7
Increase in mortgage loans held for sale	(16.3)
Increase in accounts payable, accrued expenses and other liabilities	35.6

Net cash provided by operating activities	427.8

Investing Activities
Purchases of property and equipment	(7.7)
Purchases of marketable securities, available-for-sale	(199.1)
Decrease in restricted cash	4.9

Net cash used in investing activities	(201.9)

Financing Activities
Net proceeds from mortgage repurchase facility	8.9
Repayment of notes payable	(535.6)
Proceeds from stock associated with certain employee benefit plans	4.0
Income tax benefit from stock option exercises	2.9
Cash dividends paid	(23.8)

Net cash used in financing activities	(543.6)

Decrease in Cash and Cash Equivalents	(317.7)
Cash and cash equivalents at beginning of period	1,957.3

Cash and cash equivalents at end of period	$1,639.6

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended March 31,				Six Months Ended March 31,
	2010		2009		2010		2009
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	673	$155.8	289	$67.3	1,070	$253.0	542	$123.6
Midwest	336	96.2	300	79.7	571	161.9	465	124.5
Southeast	1,300	239.4	716	130.6	2,115	393.0	1,301	233.6
South Central	2,515	436.1	1,488	256.8	3,987	691.7	2,474	430.0
Southwest	620	106.8	520	87.2	1,049	182.4	872	146.4
West	994	283.3	847	222.9	1,683	485.7	1,283	353.9

	6,438	$1,317.6	4,160	$844.5	10,475	$2,167.7	6,937	$1,412.0

HOMES CLOSED

	Three Months Ended March 31,				Six Months Ended March 31,
	2010		2009		2010		2009
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	422	$103.9	342	$81.1	978	$231.1	661	$156.8
Midwest	249	71.1	210	57.9	590	159.7	469	129.7
Southeast	791	144.0	625	120.6	1,811	325.9	1,341	257.0
South Central	1,637	282.3	1,278	221.9	3,750	640.0	2,702	475.6
Southwest	395	72.5	422	82.2	955	167.8	1,114	217.7
West	766	221.0	708	207.0	1,705	478.5	1,366	419.6

	4,260	$894.8	3,585	$770.7	9,789	$2,003.0	7,653	$1,656.4

SALES ORDER BACKLOG

	As of March 31,
	2010		2009
	Homes	Value	Homes	Value
East	651	$148.5	368	$84.9
Midwest	370	107.2	324	86.4
Southeast	1,273	246.2	743	142.3
South Central	2,565	449.3	1,771	313.8
Southwest	620	105.9	570	99.3
West	835	249.8	805	236.3

	6,314	$1,306.9	4,581	$963.0